Ex-99.28(h)(i)

AGENCY AGREEMENT

THIS AGREEMENT made the 30th day of April, 2010 (the “Effective Date”), by and among each of the funds within the Lord Abbett Family of Funds, each of such funds to be listed on Schedule A hereto as amended from time to time upon the mutual agreement of the parties, (each, a “Fund” and collectively, the “Funds”), and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, DST has provided to the Funds certain services pursuant to that certain Agency Agreement mutually executed by the Funds and DST on July 1, 2004, as amended and supplemented from time to time (the “Prior Agreement”); and

WHEREAS, the Funds and DST mutually desire to execute this Agreement to set forth the terms pursuant to which each Fund appoints DST to be the Fund’s transfer agent, dividend disbursing agent and agent for certain related services (the “Transfer Agent and Dividend Disbursing Agent”) and to perform the services as defined on Schedule B hereto (collectively, the “Services”); and

WHEREAS, the parties intend that this Agreement shall supersede the Prior Agreement and, upon execution hereto, the Prior Agreement shall be deemed by the Funds and DST as terminated and of no further force and effect, and the rights and obligations of the Funds and DST with respect to the Services and related matters shall be as set forth under this Agreement, as may be amended by the parties from time to time; and

WHEREAS, the Funds desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Filed with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Funds, the Funds shall provide DST with the following documents:

A.	A certified copy of the resolutions of the Board of Directors/Trustees, as appropriate, of the Funds appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign stock certificates, if any, and give written instructions and requests on behalf of the Funds;

B.	DST acknowledges that in connection with the Prior Agreement, each Fund has previously filed with DST on or prior to the Effective Date the following documentation and each Fund hereby represents and warrants that each and all such documentation previously filed and any additional documentation provided by the Funds to DST contemporaneously with the execution of this Agreement remains true, accurate, complete and in full force and effect:

(1)	A certified copy of the Articles of Incorporation or Agreement and Declaration of Trust, as the case may be, of the Fund and all amendments thereto (the “Charter Documents”);

(2)	A certified copy of the Bylaws of the Fund;

(3)	Copies of registration statements on Form N-1A and amendments thereto (“Registration Statements”), filed with the U.S. Securities and Exchange Commission (the “SEC”);

(4)	Specimens of all forms of outstanding stock certificates, if any, in the forms approved by the Board of Directors or Board of Trustees, as the case may be (each, a “Board of Directors”), of the Fund, with a certificate of the Secretary or Assistant Secretary, evidencing such approval;

(5)	Specimens of the signatures of the officers of the Fund and individuals authorized to sign written instructions and requests; and

(6)	An opinion of counsel for the Fund with respect to:

(i)	The Fund’s organization and existence under the laws of its state of organization;
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(ii)	The status under the Securities Act of 1933, as amended, (the “1933 Act”) and any other applicable federal or state statute of all shares of the Funds covered by the appointment of DST; and

(iii)	That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

C.	The Funds will promptly file with DST copies of all material amendments to the Charter Documents and Bylaws made after the date of this Agreement.

D.	The required copies of the Charter Documents of the Funds and copies of all amendments thereto will be certified by the applicable Secretary of State (or other appropriate official), and if such Charter Documents and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The certified copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund.

2.	Certain Representations and Warranties of DST.

DST represents and warrants to the Fund that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware;

B.	It is duly qualified to carry on its business in the State of Missouri;

C.	It is empowered under Applicable Laws and by its Articles of Incorporation and Bylaws to enter into and perform the Services contemplated in this Agreement;

D.	It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”) such registration has not been revoked, suspended or otherwise the subject of any proceeding before the SEC, and DST shall continue to maintain such registration as a transfer agent during the Term. DST will
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promptly notify the Funds in writing in the event of any material change in DST’s status as a registered transfer agent. Should DST fail to be registered with the appropriate federal agency as a transfer agent at any time during the Term of this Agreement, the Funds may, on written notice to DST, immediately terminate this Agreement;

E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

F.	It has and will continue to have and maintain any systems, operations, facilities and equipment, and sufficient and valid license (or other legally enforceable rights) in all software, necessary to perform its duties and obligations under this Agreement; and

G.	It has, and will continue to have and maintain, the necessary personnel to perform the Services contemplated under this Agreement, and such personnel shall have and maintain in good standing during the term of this Agreement all required certificates, licenses or registrations related to their responsibilities in performing the Services; provided, however, that nothing in this Agreement is intended to, nor shall it, require DST to register its personnel with any self-regulatory organizations, unless such registration becomes required under law directly applicable to DST as a result of its registration as a transfer agent under the federal securities laws.

3.	Certain Representations and Warranties of the Funds.

Each Fund represents and warrants to DST that:

A.	It is a Maryland corporation or Delaware statutory trust duly organized and existing and in good standing under the laws of the State of Maryland or Delaware, as the case may be;

B.	It is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

C.	A registration statement under the 1933 Act has been filed and will be effective with respect to all shares of the Fund being offered for sale;
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D.	All requisite steps have been and will continue to be taken to register the Fund’s shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state; and

E.	Each Fund is empowered under laws applicable to it and by its Charter Documents and/or its Bylaws to enter into and perform this Agreement;

4.	Certain Covenants of DST and the Funds.

A.	All requisite steps will be taken by the Funds from time to time when and as necessary to register the Fund’s shares for sale in all states in which the Fund’s shares shall at the time be offered for sale and require registration. If at any time the Fund receives a notice or becomes aware of any stop order or other proceeding in any such state affecting the registration or the sale of the Fund’s shares, or any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares issues, the Fund will give prompt notice thereof to DST.

B.	Any new series of the Funds, and any registrant that is registered as an open-end investment management company under the 1940 Act for which Lord, Abbett & Co. LLC, the Funds’ investment manager (the “Investment Manager”) (including any subsidiary, parent, affiliate or successor entity of the Investment Manager), serves as the sponsor and investment manager or investment adviser, shall be added to this Agreement by executing and delivering to DST a document accepting this Agreement (including giving effect to all Amendments that have become effective after the Execution Date), together with such documentation as is described by Section 1.B and any other appropriate documentation. The appointment of DST on behalf of any new fund or any new series of a Fund shall become effective and such new fund or series shall be added to the TA2000 System upon at least ten (10) business days’ prior written notice to DST after DST’s receipt of such counterpart executed by such new fund or new series of a Fund together with such documentation as is described by Section 1.B and any other appropriate documentation, provided (i) that the requirements of the new series generally are consistent with the Services then being provided by DST under this Agreement, or,(ii) if not so consistent provided that TA2000 as then constituted can properly provide all the Services required by such new fund or series. If neither of the foregoing is correct, then such new fund or series shall be added to the TA2000 System
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ten (10) business days after any necessary new functionality is developed and becomes operational. For the avoidance of doubt, this Section 4.B shall not include any investment company for which the Investment Manager serves solely in the capacity of sub-adviser.

C.	DST hereby agrees to perform (1) such transfer agency functions as are set forth in Section 6 and to perform such Services in accordance with Applicable Law, including, without limitation, Section 17A of the 1934 Act and the rules and regulations promulgated thereunder and (2) such other Services in accordance with the terms and conditions as set forth under this Agreement.

D.	DST hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

E.	In connection with the performance of the Services under this Agreement, DST agrees that it shall be responsible for such items as:

(1)	That entries in DST’s records, and in the Fund’s records on the TA2000 System created by DST, reflect the orders, instructions, and other information received by DST from the Fund, the Fund’s Investment Manager, the Fund’s principal underwriter and distributor (the “Principal Underwriter”) the Fund’s custodian, or the Fund’s administrator (including any sub-administrator) (each an “Authorized Person”), broker-dealers or securityholders or their agents, representatives or fiduciaries;

(2)	That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from the Fund’s records or data maintained on the TA2000 System be available on a reasonable basis and accurately reflect the data in the Fund’s records on the TA2000 System;

(3)	The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Fund and the data in the Fund’s records on the TA2000 System;
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(4)	That redemption transactions and payments be effected timely, under normal circumstances on the day of receipt, and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders or their agents, representatives or fiduciaries and the data in the Fund’s records on the TA2000 System;

(5)	The deposit daily in the Fund’s appropriate special bank account of all checks and payments received by DST from NSCC, broker-dealers or securityholders for investment in shares;

(6)	That DST personnel require the forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions required under DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Signature Guarantee Procedures, Paperless Legal Program (as defined by the Securities Transfer Association, Inc., and which relies on Medallion Guarantee stamps from the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program), and Compliance Programs (as that term is defined herein) (collectively the “Safeguard Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund, the Investment Manager or the Principal Underwriter, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Safeguard Procedures;

(7)	The maintenance of customary records in connection with its agency, and particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any; and

(8)	The maintenance of a current, duplicate set of the Fund’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.
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F.	During the Term and for a period of three (3) years immediately following thereafter, each of the parties shall maintain in full force and effect the insurance coverage set forth in on Schedule C. Each party shall be entitled to substitute different insurance carriers at its convenience and without notice to the other party, provided such substitution shall not cause any reduction in coverage or material increase in the deductible amount. The party obtaining such insurance coverage shall pay all premiums that become due and payable in a timely manner and shall notify the other party in the event such party receives any notice or other communication from the issuer of any of the insurance policies that the coverage provided thereby may be subject to termination, suspension or expiration.

G.	To the extent required by Section 31 of the 1940 Act and the rules thereunder, DST agrees that all records maintained by DST relating to the Securityholders and their transactions in shares of and business with the Funds are the property of the Fund and will be preserved in accordance with this Agreement and will be surrendered promptly to the Fund on request. Such records do not include the formats in which any such records are maintained or any records that are required to be made and maintained by DST, but not the Funds, under Applicable Laws pertaining to DST’s actions and status (or if required to be maintained by both DST and the Funds, DST shall be entitled to retain a copy thereof).

H.	DST agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing (which requirement may be satisfied by the posting of such reports on DST’s website) and (2) semi-annually with a copy of a SAS 70 Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST’s certified public accountants.

I.	DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the investment company industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve the Services provided under this Agreement.

J.	Inspections and Audits by the Funds.
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(1)	Upon reasonable notice and at the sole expense of the Funds, DST will permit, so long as the frequency of such inspections is not disruptive to DST’s daily operating the Funds and their authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreement) to make periodic inspections of its facilities and operations as such involves or is utilized by DST to provide the Services to the Funds. Such inspections shall be at reasonable times during normal business hours and subject to the terms and conditions set forth in this Agreement.

(2)	In conjunction with the foregoing, and subject to the terms and conditions under this Agreement and subject to the terms set forth under DST’s 3rd Party Assessment Policy, a current copy of which is attached hereto as Exhibit 5 (which DST may revise in its sole discretion), the Funds shall have the right to conduct inspections and audits of DST’s Information Security Program. Any such audit may include, without limitation, review of information security policies and procedures, configurations, audit trails, and maintenance of systems and software used by DST, solely as they pertain to DST’s provision of Services to the Funds under this Agreement. All such inspections and audits shall be coordinated through DST’s Internal Audit Office, and DST shall be entitled to observe all audit activity. The Funds agree that they will not perform any action during an audit that may interfere with the uptime, stability or smooth and efficient operation of any DST facility or operations or attempt access any DST facility or operations then being used for the benefit of or otherwise engaged in the business of, or any data and information belonging to, another DST client. DST agrees it shall not make any claim under any computer crime or other applicable statutes as a result of such audit activity, provided that the activity complies with the terms and conditions set forth herein and the Funds otherwise comply with relevant laws and are responsible for any violations thereof.

(3)	For the avoidance of doubt, nothing in this Agreement, including the foregoing, is intended to, nor does it, require DST to make available for inspection by the Funds or their authorized representatives in connection with any inspection or audit by the Funds or their authorized representatives (not including any
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government examiners) any of DST’s operations, data, or records to the extent pertaining to, used in connection with DST’s provision of services to, or otherwise belonging or relating to other DST clients (including information regarding DST’s fees and charges for DST’s services on behalf of such other clients), and the Funds and their authorized representatives agree not to knowingly seek to access or obtain such information and to immediately cease any activities upon seeing any other DST Client’s name on any material, media or screens they might access and to return any data unread except as necessary to determine it related to someone other than the Funds, their Affiliates, agents, business partners or the securityholders of the Funds.

	K.	Inspections by Government Examiners.

		(1)	DST will permit the staff of the SEC and any other duly authorized federal examiners (including, for this purpose, examiners from the Financial Industry Regulatory Authority) to have access to and make periodic inspections of its operations to the extent necessary to obtain information and records relating to DST’s performance of Services on behalf of the Funds. For the avoidance of doubt, DST will permit such inspections in order to allow such federal examiners to inspect and obtain, inter alia, information and records relating to DST’s performance of its obligations under the Compliance Programs implemented on behalf of the Funds.

		(2)	DST will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws.

		(3)	The costs of each such inspection and examination shall be paid by the Funds, provided that the examination relates solely to DST’s performance of Services on behalf of the Funds under this Agreement.

5.	Scope of Appointment.

	A.	Subject to the conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.
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	B.	DST hereby accepts such appointment and agrees that it will act as the Fund’s Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with the Fund’s periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.

	C.	Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Fund, the appointment of DST as Transfer Agent and Dividend Disbursing Agent will be construed to cover the full amount of authorized stock of the class or classes for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount.

	D.	DST acknowledges the receipt from each Fund the Account Records previously utilized by DST, and that the Account Records are generally adequate to continue to perform the Services.

6.	Transfer Agent and Dividend Distribution Agent and Other Services.

	A.	DST, as Transfer Agent and Dividend Disbursing Agent for the Fund, and as agent of the Fund for securityholder accounts thereof, will perform the Services, as set forth on Schedule B, utilizing TA2000TM, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”), and/or such other DST systems as then constituted and configured, in accordance with the terms and conditions of this Agreement. DST shall be obligated and liable to perform on those Services set forth in this Agreement and its attached Schedules and Exhibits, as they may be amended or added in a written document executed by an authorized officer of each party.

	B.	Among the Services to be performed by DST pursuant to this Agreement, DST shall be responsible for the withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing Internal Revenue Service Forms 1099, 1042, and 1042S and performing and paying backup withholding as required for all securityholders.

	C.	The provisions of this Section 6.C that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agency Agreement or any provisions of any exhibit or other attachment to this Agency Agreement (or any provisions of any attachment to any such
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exhibit or attachment). The parties agree that – to the extent that DST provides any services under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 6.B – it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 6.B, including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

D.	In accordance with the provisions of Section 11 of this Agreement, DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same Services with respect to any new, additional functions or features or any modifications, enhancements, improvements or changes to existing functions or features. If any addition to, improvement of, or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to DST’s internal operations as
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presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted.

E.	Shares of stock will be transferred or accepted for redemption and funds remitted therefore upon surrender of the shares, and if such shares were issued in certificated form, the surrender of old certificates, in form or receipt by DST of instructions deemed by DST properly endorsed for transfer or redemption accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer or redeem shares, whether in certificated or book entry form, until it is satisfied that the endorsement or signature on the certificate, instruction or any other similar document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Safeguard Procedures. DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholders’ accounts, DST will not be liable for any loss which may arise by reason of not having such records.

F.	In case of any request or demand for the inspection of the stock books of the Fund or any other books in the possession of DST, DST will endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

G.	Pursuant to the authority previously granted to DST by the Funds, DST has agreed to and has established and shall continue to maintain on behalf of and in the name of the Funds banking relationships with UMB Bank, n.a. for the conduct of the business of the Fund. Notwithstanding the foregoing, the Funds may, in their sole discretion, select a bank other than UMB Bank, n.a. for the conduct of the business of the Fund, at which time the Funds shall provide DST with the requisite authority to establish and maintain the required banking relationships with the new bank. Under the aforementioned
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agreement with UMB, or any other agreement entered into in the future with a new bank in lieu of UMB, DST is authorized (1) to agree to the Banks documents necessary to and to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations, the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement. DST shall not be liable for any losses arising out of or resulting from actions, errors or omissions of the Bank; provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

7.	Stock Certificates; Increase in Authorized Shares;

	A.	The Funds agree to solicit shareholders and their intermediaries, where known, to surrender all shares issued in certificated form in exchange for shares issued in book entry form and DST agrees to provide reasonable assistance to the Funds in effectuating such solicitations and transactions, the costs of which will be borne solely by the Funds. Such solicitation shall commence as soon as reasonably practicable following the
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Effective Date, provided that the Funds have adequate information and preparation to commence such solicitation.

B.	In the event that a Fund that is a Maryland corporation increases its shares, the Fund shall provide to DST:

(1)	A certified copy of the articles supplementary to the Charter Document of such Fund authorizing the increase of shares, the necessary payment of any taxes due or a certification executed by an Secretary or Assistant Secretary of the Fund that no taxes are due, and deliver an appropriate instruction; and

(2)	Upon the request of DST, an opinion of counsel for the Fund stating:

(a)	The status of the additional shares of stock of the Fund under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and

(b)	That the additional shares are, or when issued will be, validly issued, fully paid and nonassessable.

8.	Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any person authorized by the Fund to give instructions to DST, and may with the approval of a Fund officer consult with legal counsel for the Fund, or DST’s outside legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 6.B, DST shall have no obligation to continue to provide such services after it has asked the Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to
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have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. It will also be protected in recognizing stock certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

9.	Provisions Relating to DST Compliance Programs, Policies and Procedures.

	A.	DST Compliance + Program. DST shall assist the Funds to fulfill the Funds’ responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the 1933 Act, the 1934 Act, and the 1940 Act, including, inter alia, Rule 38a-1 under the 1940 Act, by implementing on behalf of the Funds DST’s Compliance +™ program (the “Compliance + Program”), a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function, including anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities.

	B.	DST Compliance Programs. A current copy of the Compliance + Program is attached hereto as Exhibit 1. The Compliance + Program, including the anti-money laundering functions and Services provided thereunder, the DST Identity Theft Prevention Program and the DST Information Security Program (each, as defined below) are collectively referred to as the “Compliance Programs.”

	C.	Compliance Obligations of the Funds. Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Agreement and in the Compliance Programs, as attached hereto and as amended from time to time in accordance herewith. The Funds acknowledge that any of obligations under any law or regulation that are applicable to the Funds and that DST has not agreed to perform on the Fund’s behalf under this Agreement, including any schedules or exhibits thereto, remain the Funds’ sole obligation.

	D.	Anti-Money Laundering and Customer Identification Program. In connection with (1) the regulations promulgated by the U.S. Department of the Treasury and/or SEC
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implementing certain sections of Title III of the USA PATRIOT Act of 2001, as may be amended from time to time, and (2) the various rules and regulations promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury, as such regulations are applicable to the Funds (collectively, the “AML Regulations”), DST has implemented and shall provide on behalf of the Funds certain anti-money laundering functions as set forth in the Compliance + Program. The Funds hereby are contractually delegating to DST, and DST hereby accepts such contractual delegation, to implement the AML portions of the Compliance + Program on behalf of the Funds in accordance with the terms of this Agreement.

E.	Identity Theft Prevention Program. In connection with the regulations promulgated jointly by the Federal Trade Commission and several other federal agencies implementing Sections 114 and 315 of the Fair and Accurate Credit Transactions Act of 2003, as may be amended from time to time (the “Identity Theft Regulations”), DST has implemented an identity theft prevention program, a current copy of which is attached hereto as Exhibit 2 and incorporated herein (the “Identity Theft Prevention Program”).

F.	Information Protection Program. DST has implemented and throughout the Term, shall, in connection with its performance of Services, comply with the DST Information Protection Program; a current copy of the “Identification of Securities Policies” and the “Identification of the Control Standards Applicable to DST’s Securities Policies” from DST’s Information Protection Program is attached hereto as Exhibits 3 and 4 and each are incorporated herein. The policies and procedures referred to in Exhibits 3 and 4 are subject to change at any time in DST’s sole discretion, provided that the protections afforded thereby will not be diminished in comparison with those provided by DST to Client prior to the execution of this Agreement. DST will be reasonably available to meet with and provide reasonable assurances to Client concerning its data security procedures. Upon reasonable request of the Funds, DST agrees to provide the Funds with a completed information security questionnaire in a form that is mutually agreeable to DST and the Funds.

G.	Changes or Modifications to the Compliance Programs or Safeguard Procedures. The Funds acknowledge that DST reserves and retains the right to modify the Compliance Programs and Safeguard Procedures in DST’s sole but reasonable discretion and without
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prior notice to the Funds, provided that: (a) DST reasonably believes that the modification will not cause the Compliance Programs or the Safeguard Procedures to become non-compliant with Applicable Laws or regulations; and (b) any of the anticipated protections afforded to the Funds and the Services provided under the Compliance Programs or Safeguard Procedures will not be adversely impacted or lessened.

H.	Certain Covenants of DST Regarding its Compliance Programs.

	(1)	DST shall implement the policies and perform the procedures set forth in the Compliance Programs and shall implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees, including any sub-contractors selected by DST, act in accordance with the Compliance Programs.

	(2)	Neither the SEC, nor any of federal and state bank regulatory agency examiners nor any other government agency examiners (collectively, “Government Examiners”) have cited any material deficiencies in the Compliance Programs, each as currently constituted, and DST’s testing and maintenance thereof.

	(3)	If, in the future, any report issued by a Government Examiner(s) in connection with an examination of DST’s Compliance Program(s) cites any material deficiencies in any of the Compliance Programs or the testing and maintenance thereof pertaining to any Services provided under this Agreement or DST Facility utilized in the provision of such Services regardless of whether or not such deficiency specifically relates to DST’s provision of Services to the Funds, DST shall, unless otherwise specifically prohibited by law, rule or regulation or the instruction of a Government Examiner: (a) promptly notify the Chief Compliance Officer of the Funds (and, if the deficiency relates to the AML Program, also provide notification to the Funds’ anti-money laundering officer); (b) correct any such material deficiencies as soon as is reasonably practicable; and (c) provide the Chief Compliance Officer of the Funds a written summary of such corrective measures.
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(4)	DST shall use reasonable efforts to ensure that the Safeguard Procedures continue to comport materially with Applicable Law to the extent applicable to DST’s performance of the Services (including any implementing regulations thereunder) promulgated subsequent to the Effective Date.

(5)	In connection with the Funds oversight of DST’s implementation of the Compliance Programs on behalf of the Funds, and in addition to the reporting obligation set forth under Section 9.H.(3), DST shall use its best efforts to notify the Funds’ Chief Compliance Officer (and, where required, the Fund’s anti-money laundering officer and privacy officer) reasonably promptly under the circumstances but in no event more than ten (10) business days.

(6)	DST shall provide the Funds annually with an attestation (the “Attestation”) from an independent public accountant reporting the results of such accountant’s annual examination as to whether DST’s controls, as described by DST, “were suitably designed as of [the date of the Attestation] to provide reasonable assurance that the specified compliance control objectives” as established and described by DST would be achieved under stated circumstances and were “operating with sufficient effectiveness to provide reasonable assurance that the specified compliance control objectives were achieved” during the period covered by the Attestation as required of the Funds under Section 38a-1 of the 1940 Act, except as the representations in such Attestation require qualification as to specific instances. A sample copy of a Prior Attestation is attached hereto as Exhibit 6 solely as a sample thereof. As the controls can change regularly and the form of the Attestation is solely within the control of the accountant, the Funds acknowledge that DST cannot provide any warranties or covenants as to the form of the Attestation and the specific language used by the accountant from year to year.

(7)	DST agrees to provide reports and information as may be reasonably necessary for the Funds to fulfill their obligations under Rule 38a-1 under the 1940 Act in connection with the Services DST performs under this Agreement. DST shall provide such reports and information at no additional charge or cost to the Funds, provided that such reports are readily available under the DST systems.
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Any other reports and information will be provided upon request on a reasonable efforts basis.

(8)	DST shall not make any changes or modifications to the Safeguard Procedures or the Compliance Programs except as provided under Section 9.G of this Agreement.

10.	Books and Records.

DST will maintain customary records (i) received in Inbound Communications, Instructions and Orders or (ii) updates to the Fund files made by DST during processing of the foregoing or transmitted in Outbound Communications, both in connection with its agency and with the Services provided under this Agreement, including the records required to be maintained under the 1940 Act and listed on the record retention schedule (all of the foregoing collectively being the “Records” as that term is used in this Section 10), which is attached hereto as Schedule E (the “Record Retention Schedule”). The Records to be maintained and preserved by DST on the TA2000 System, AWD Imaging and Workflow System or any other information processing system used by DST, or any DST storage facility used to maintain Records in paper format, shall be maintained and preserved in accordance with the following:

(1)	Records received (a) in hard copy originals or electronic transmissions of hard copy originals (i.e., faxes in electronic format) shall be promptly scanned into AWD and (b) in system to system transmissions shall be promptly applied to the appropriate DST system, and thereafter each such Records shall be maintained and preserved in electronic format for the period set forth on the Record Retention Schedule. Any hard copy originals shall be boxed and may thereafter be destroyed in DST’s sole discretion at any time thirty (30) days after receipt thereof by DST.

(2)	Electronic Records shall be maintained and preserved in an easily accessible place for a period of not less than the period set forth on the Record Retention Schedule.

(3)	The Records shall be arranged and indexed in such a manner that permits a particular record to be located, accessed and retrieved within a 72-hour period following the request by the Fund, Authorized Person or Government Examiner.
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(4)	Any reproduction of an original Record produced by DST in response to an appropriate request for such Record shall be a complete, true and legible copy whether such copy is in paper format or on electronic storage media.

(5)	DST agrees to maintain but store separately a duplicate copy of each Record and shall maintain such duplicate copy for the time period required for the original record.

(6)	DST agrees to maintain and preserve the Records and provide reasonable measures to safeguard the Records against loss, alternation or unauthorized destruction, including limiting access to the Records to only those persons who are properly authorized to have such access.

(7)	Upon proper authorization from the Funds, DST shall destroy Records identified for destruction as follows:

(a)	At least once per year, DST will identify any Records that are eligible for destruction and forward the list of such Records to the Funds and will thereafter not destroy any Records for at least sixty (60) after notification to the Funds.

(b)	The Funds will review the list and within 60 days after receipt of such list will identify (i) the Records that are approved for destruction and (ii) the Records that, regardless of the applicable retention period, are being placed on hold until further notice from the Funds. Any such Records placed on hold shall be maintained in accordance with the terms set forth in this Section 10.

(c)	DST shall destroy any and all Records that are authorized by the Funds for destruction, including any copies of such Records. Any Records containing nonpublic personally identifiable information or other “Fund Confidential Information” (as defined below under Section 21), shall be destroyed in accordance with the requirements set forth under Rule 30 of Regulation S-P (or any successor rule or regulation thereto) and shall provide written confirmation that the Records have been destroyed in
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accordance with the terms and conditions set forth under this Section 10.

(8)	Notwithstanding anything in this Agreement to the contrary, including without limitation this Section 10, including without limitation, subsections (1), (2) and (3) above, shall not apply to any Records created prior to the Effective Date of this Agreement (“Pre-Agreement Records”) not in electronic format on the Effective Date, but will, on and after the Effective Date, apply to Pre-Agreement Records preserved in electronic format on the Effective Date.

11.	Changes and Modifications to DST System and Procedures.

A.	During the term of this Agreement DST will use on behalf of the Fund, unless otherwise ordered by the Funds, all modifications, enhancements, improvements or changes in existing functions and features (collectively “Improvements”), and additions of new functions and features (“New Developments”), which DST may make to the TA2000 System in the normal course of its business that are applicable to Services provided by DST to the Funds at the Effective Date or thereafter added to such Services with the mutual agreement of the parties. These Improvements or New Developments shall be provided regardless of whether such Improvements or New Developments are occasioned by (i) maintenance or improved efficiencies in existing systems applications, (ii) new laws, rules or regulations or changes in existing laws, rules or regulations, (iii) the addition of new functions and features, or (iv) mutually agreed to Fund requested changes (either by means of a change in a Fund prospectus or by direct request). The Funds shall not be responsible for costs associated with any Improvements or New Developments to existing functions or features that are necessary or advisable in order maintain the level of Services at the level performed by DST on the Effective Date, except to the extent otherwise provided in the Fee Schedule set forth as Schedule F.

B.	Subject to the terms and conditions set forth under Section 9.G (regarding changes or modifications to Safeguard Procedures or Compliance Programs), DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that: (1) the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications, but in no event less than five (5)
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business days prior to such alteration or modification; and (2) no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or other DST systems hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given at least sixty (60) days prior notice to allow the Fund to change its procedures and, where appropriate, DST provides the Fund with revised operating procedures and, to the extent appropriate, controls.

C.	DST acknowledges and agrees that the Funds may require a period of at least thirty (30) days after receipt of notification of an alteration or modification, as contemplated under this Section 11, for the purpose of conducting testing related to the proposed alteration or modification.

D.	Notwithstanding anything to the contrary under this Section 11, DST shall not make any changes or modifications to Safeguard Procedures or Compliance Programs unless such alterations or changes conform to the terms and conditions set forth under Section 9.G.

E.	The Funds acknowledge and agree that they obtain no rights in or to the TA2000 System, including any of the software, screen and file formats, hardware, processes, trade secrets, proprietary information, or distribution and communication networks of DST, and any Confidential Information of DST, enhancements, improvements, changes, modifications or new features added to the TA2000 System, and that the TA2000 shall remain, the confidential and exclusive property of, and proprietary to, DST; provided, however, that the Funds shall be entitled to receive the benefit of DST’s use of the modified TA2000 System in accordance with the terms and conditions set forth in this Agreement and any schedules thereto.

12.	Assumption of Duties By the Fund or Agents Designated By the Fund.

A.	The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 6. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder (including securityholder agents, representatives and fiduciaries) and broker instructions (either or both oral and written) and transmitting
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orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.

B.	To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 17 hereof.

13.	Subcontractors.

DST shall not engage any subcontractor to perform all or any part of the Services on DST’s behalf (other than a DST affiliate legally authorized to provide such Services) without the Funds’ prior written consent. In the event that the Funds consent to DST’s engagement of a Subcontractor to perform any portion of the Services and DST so engages the Subcontractor, DST shall be responsible for, and shall (a) comply with Applicable Laws relating to the use of any Subcontractors, including, without limitation, Regulation S-P and Rule 17Ad-7(g) under the 1934 Act and (b) meet all of DST’s obligations and warranties with respect to the Services, DST Facilities and DST’s Premises as to work conducted by the Subcontractor. DST shall guarantee, and be fully liable for, all actions and omissions of the Subcontractors under any such agreements, and to the extent provided for under this Agreement: (y) DST shall indemnify the Funds for any Losses (as defined under Section 17) resulting from the Subcontractors actions or omissions to the same extent DST would be liable to indemnify the Funds if DST’s own actions or omissions gave rise to the Losses, and (z) the Funds shall indemnify such Subcontractors for any Losses resulting from the Subcontractors actions or omissions to the same extent the Funds
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would be liable to indemnify DST if DST had performed the actions or made the omissions that gave rise to the Losses. Notwithstanding anything to the contrary, DST may employ its Affiliates as subcontractors hereunder provided that the requirements of clauses (a) and (b) above are met and that DST guarantees and remains fully liable for all actions of such Affiliates.

14.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

15.	Business Contingency Plan and Force Majeure.

A.	Business Contingency Plan.

(1)	DST shall maintain during the Term, and shall perform the Services consistent with, a disaster recovery and business contingency plan to address the continuity of DST’s performance of those of the Services to be recovered under the Plan in the event of a contingency that renders unavailable any or all of DST Facilities necessary for supporting DST’s performance of those Services under this Agreement (the “Business Contingency Plan”). DST shall cause the Business Contingency Plan to describe in reasonable detail the back-up operations and activities to be performed under the Business Contingency Plan.

(2)	DST has delivered to the Funds a copy of the executive summary of the current Business Contingency Plan as currently in effect. In the event of an emergency
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requiring activation of the Business Contingency Plan, DST will use its best efforts within commercially reasonable limits to fulfill its obligations under this Agreement through such Business Contingency Plan. The Business Contingency Plan, shall consist of the components set forth on the Components of the Business Contingency Plan, which is attached hereto as Exhibit 7.

(3)	DST shall update the Business Contingency Plan, and all related Services, when required by Applicable Law and shall provide updated copies of the executive summary of such Business Contingency Plan promptly to the Funds upon request, explaining the changes.

(4)	DST shall promptly address, and as soon as is reasonably practicable correct, any material deficiencies in such Business Contingency Plan and its testing and maintenance, which may be cited in the future by any Government Examiners that periodically examine DST’s operations in the report of examination issued by them.

(5)	DST shall not be entitled to any additional Fees (as defined under Section 16) in connection with any back-up or disaster recovery Services except as and to the extent provided on the Fee Schedule (as defined under Section 16).

B.	Force Majeure.

(1)	Nothing in this Agreement is intended to, nor does it, constitute an agreement that the provision of Services will not be degraded in the event of an emergency requiring activation of the Business Contingency Plan. The parties shall not be responsible or liable for their failure or delay in performance of their obligations under this Agreement arising out of or caused by circumstances beyond their reasonable control, including, without limitation, earthquakes, floods, fires, tornadoes, or similar acts of God, any interruption, loss or malfunction or any utility, transportation, communication service, delay in mails, functions or malfunctions of the Internet, changes in governmental or exchange action, statute, ordinance, rulings, regulation or direction, war, strike, riot, emergency, civil disturbance, terrorism, vandalism or explosions; provided, however, that in order to be so excused from such failure or delay to perform, the party so
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affected must (a) give notice of the cause of such failure or delay to the other party as promptly as practicable, (b) act diligently to remedy the cause of such failure or delay, and (c) execute all reasonable actions as may be appropriate to continue performance under this Agreement.

(2)	Notwithstanding the provisions of this Section 15, DST shall not be excused for its failure or delay in the performance of its obligations under this Agreement to the extent that the cause of such failure or delay is an event that the contingencies implemented in connection with the Business Contingency Plan (including, without limitation, contingencies arranged with the Disaster Recovery Provider and the Crisis Management Center) are intended to mitigate, unless such failure or delay also impairs the contingency contemplated by the Business Contingency Plan to mitigate such cause. This section shall not apply to and shall not excuse failures to perform to the extent such failures would not have occurred had DST (1) provided reasonable maintenance of equipment and installed and maintained an uninterrupted power supply facility (UPS) unless such UPS facility fails, is insufficient or is damaged through no fault of DST or (2) made and implemented modifications as contemplated in this Agreement.

16.	Compensation and Expenses.

A.	In consideration for DST’s proper performance of the Services, the Funds shall pay to DST the fees set forth on Schedule F (the “Fee Schedule”), which is attached hereto and incorporated herein as if fully set forth in this Agreement. The Fee Schedule sets forth, inter alia, all the fees currently to be paid to DST by the Funds in consideration for all the Services currently to be provided by DST to the Funds pursuant to this Agreement, and the parameters pursuant to which such fees may be adjusted during the Term of this Agreement (the “Fees”).

B.	The Funds agree to reimburse DST for all reasonable out-of-pocket direct expenses or disbursements incurred by DST in connection with the performance of the Services set forth on the Fee Schedule and for any other reasonable out-of-pocket expenses or disbursements incurred by DST in connection with the performance of the Services approved in advance by an Authorized Person listed on Schedule G (the “Expenses”).
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C.	DST shall cause any invoice for Fees delivered pursuant to Section 16.D below to itemize any Expenses eligible to be reimbursed pursuant to this Section 16, in such detail as the Funds have advised DST in advance that they reasonably require and to include such additional and available documentation supporting such reimbursements as the Funds may reasonably require. The Funds shall have the option of deferring reimbursement of any portion of Expenses for which DST fails to provide adequate detail or documentation in accordance with the Funds’ prior instructions (without incurring any obligation for overdue payments under Section 16.E) until such detail or documentation is provided. For purposes of this Section 16, “adequate detail or documentation” shall mean such detail or documentation that an objective reasonable observer would agree reasonably supports the charges. Expenses disputed in good faith shall be paid on the Due Date (as defined below) applicable to the original but defective invoice or within ten (10) days of receipt of adequate detail or documentation by the Funds, which ever such date is later (such date constituting the Due Date as to Expenses previously disputed in good faith).

D.	DST shall prepare and deliver to the Funds an invoice, no later than the 25th day of each calendar month, for the payment of all Fees, and the reimbursement of all Expenses, properly due and payable for the preceding calendar month. Upon the Funds’ request, DST shall meet with the Funds and review any reasonable questions or concerns regarding any invoice. The Funds shall promptly notify DST (in no event later than fourteen (14) days after receipt of the invoice) in the event that any amount set forth on any invoice for Fees or Expenses is in dispute. The Funds and DST shall cooperate in good faith to investigate any such dispute and endeavor to resolve amicably the circumstances surrounding such dispute, which resolution shall be deemed to occur, in the event the dispute arises due to insufficient detail or documentation, upon the presentation by DST of adequate detail or documentation, and establish a suitable amount to be paid; otherwise, if the parties are unable to resolve any such dispute, it shall be subject to the dispute resolution procedures set forth in Section 22 of this Agreement.

E.	Except to the extent of any disputes pending pursuant to Section 16.D above, the Funds shall pay to DST all Fees, and reimburse all Expenses, properly due and payable within thirty (30) days from the date the Funds receive an invoice from DST, properly
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supported, for such Fees and Expenses (the “Due Date”). Where an invoice contains disputed and undisputed amounts, the Funds shall pay the undisputed amounts by the Due Date. In the event that any undisputed amounts due hereunder are not received by DST by the Due Date, the Funds shall pay to DST a late charge equal to the lesser of the maximum amount permitted by applicable law or the product one and one-half percent (1.5%) per month times the amount overdue times the number of whole or partial (pro-rated) months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment and is not a penalty. Acceptance of such late charge shall not prevent DST from exercising any other rights and remedies available to it arising out of such late payment.

F.	The existence of any overdue payment obligation with respect to Expenses shall not constitute a basis on which DST may suspend, alter or otherwise disrupt DST’s timely and consistent performance of the Services under this Agreement, unless such payment (excluding disputed amounts) are overdue by more than sixty (60) days. No overdue payment obligation shall constitute a basis for the termination, or attempted termination, of this Agreement by DST unless such payment obligation remains overdue for thirty (30) days after the Funds have received written notice from DST that such payment obligation is overdue; provided, however, if the Funds are disputing, in good faith, any payment obligation, such overdue payment obligation shall not constitute grounds for suspension of performance or termination of this Agreement, and such disputed overdue payment obligation shall be subject to the provisions of Section 16.D and the dispute resolution provisions of Section 22 of this Agreement. In the event that Expenses not being disputed in good faith remain unpaid in excess of ninety (90) days, DST may require the Funds to pay all further Expenses in advance.

G.	The Funds shall be responsible for the payment of all taxes, including any sales or use taxes and taxes on the original issuance of shares, due and payable in connection with DST’s performance under this Agreement, except for any tax based on DST’s net income.

17.	Standard of Care; Indemnification.
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A.	DST shall at all times use reasonable care, due diligence and act in good faith in performing the Services under this Agreement and, wherever applicable, shall provide the Services in accordance with Section 17A of the 1934 Act, and the rules and regulations thereunder. In the absence of bad faith, willful misconduct, knowing violations of Applicable Law pertaining to the manner in which Services are to be performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties unaffiliated with DST or instructions given DST by an Authorized Person), reckless disregard of the performance of its duties, or negligence on its part, DST shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. For those activities or actions delineated in the Safeguard Procedures, DST shall be presumed to have used reasonable care, due diligence and acted in good faith if it has acted in accordance with the Safeguard Procedures, including any deviation therefrom that have been approved by the Funds in advance in writing (email or facsimile permitted).

B.	The Funds shall indemnify and hold DST, together with its directors, officers, employees, representatives, affiliates, and agents, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability that may be asserted against DST or for which DST may be held liable, including without limitation costs and counsel fees incurred in enforcing this indemnification, (each, a “Loss” and collectively “Losses”), arising out of or attributable to:

(1)	All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has fulfilled all material obligations under this Agreement with respect to the matter for which DST is seeking indemnification, including by way of example and not limitation, the standard of care set forth herein under Section 17.A.;

(2)	The Funds’ refusal or failure to comply with the terms of this Agreement, the Funds’ negligence or willful misconduct, or the material breach of any representation or warranty of the Fund hereunder;

(3)	The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing, as set
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forth on Schedule G and which may be amended from time to time, as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, Records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor, its Distributor or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, Records, transmissions and documents; provided in any such event that DST has complied with the related Safeguard Procedures in all material respects with regard to such instructions;

(4)	Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(5)	The offer or sale of the Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from DST’s failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund’s securityholder Records in or to residents of such state);

(6)	The Funds’ errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System, and control procedures relating thereto in the verification of output and in the remote input of data;

(7)	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Funds’ Records, securityholder and other Records, delivered to DST hereunder by the Funds or their prior agent(s); and

(8)	Actions or omissions to act by the Funds or agents designated by the Funds with respect to duties assumed thereby as provided for in Section 12 hereof; and
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(9)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or in an intentionally malicious manner.[1]

C.	Except where (i) DST is entitled to indemnification under Section 17.B. hereof, or (ii) with respect to the treatment of as ofs as provided in Exhibit 8, and subject to the limitations on liability set forth herein under Section 20, DST shall indemnify and hold the Funds, together with their respective directors, officers, employees, representatives, partners and agents, harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability that may be asserted against the Funds or for which the Funds may be held liable, without limitation including costs and counsel fees incurred in enforcing this indemnification (each, a “Loss” and collectively “Losses”) arising out of or attributable to (a) DST’s refusal or failure to comply with the terms of this Agreement, (b) DST’s negligence or willful misconduct hereunder, or (c) the breach of any representation or warranty of DST hereunder.

18.	Limitations on Liability.

A.	Each Fund shall be regarded for all purposes under this Agreement as a separate party, independent of each other Fund. If any Fund is comprised of more than one series, each series shall be regarded for all purposes under this Agreement as a separate party, independent of each other Fund and series. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference in this Agreement to the Funds shall be deemed to relate solely to the particular Fund or series to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund or series constitute a right, obligation or remedy applicable to any other Fund or series as the case may be. The use of this single document to memorialize the separate agreement of each Fund and series is understood to be for convenience only and shall not constitute any basis for joining the

1 “Intentionally malicious” as used in this Section 17.A.(9) shall mean act or omission committed or omitted: (1) with the actual knowledge that the action or omission at issue is a breach of the Party’s obligations under this Agreement and (2) with the intention of causing harm to the other party or its customers or shareholders.

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Funds or series for any reason or establishing any liability of any Fund or series for the obligations of the other Funds or Series.

B.	Notice is hereby given to DST that a copy of each Fund’s Charter Documents is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in that Person’s capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the applicable Fund or series and shall not be binding upon any director, trustee, officer or Shareholder of that Fund or series, or any other Fund or series, individually.

C.	The cumulative aggregate liability of DST under this Agreement (whether to any Fund or Series, or all the Funds and Series in the aggregate), on the one hand, and of any Fund or Series, or all the Funds and Series in the aggregate to DST, on the other hand, with respect to, arising from or arising in connection with this Agreement, the Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid in the aggregate hereunder by all the Funds and all the Series to DST as Fees, but not including Expenses (as defined in this Agreement), during the twelve (12) months immediately preceding the event giving rise to the liability. The preceding limitations do not apply with respect to: (a) any liability of DST or the Funds with respect to, arising from or arising in connection with the intentional breach by DST or the Funds, as the case may be, of the requirements set forth in Section 21 hereof and committed with the actual knowledge that the action or omission at issue is a material breach of the Party’s obligations under this Agreement for the purpose of harming the other party or its customers or shareholders; or (b) any liability of a Fund or Series with respect to (i) the payment of Fees or Expenses, or both, (ii) the funding or payment of any amounts due in the ordinary course of the business of such Fund or Series, such as, by way of example and not limitation, the provision of sufficient funds to pay all outstanding debts, wire transfers, ACH transactions, drafts, checks or any other obligations of such of such Fund or Series incurred by DST on behalf of such Fund or Series in the course of providing Services to such Fund or Series, or (iii) for Losses for which DST (including any related party identified under Section 17.B) is held liable or for which DST must pay to a third party, including but not limited to a shareholder of any Fund.
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	D.	Without limiting anything else in this Agreement, gains and losses resulting from “as of” adjustments shall be treated in accordance with, and governed by, the As Of Trade Policy attached as Exhibit 8 hereto (as amended from time to time by mutual agreement of DST and the Funds), which is incorporated into this Agreement. DST shall be liable for any Losses resulting from “as of” adjustments only to the extent provided for in the As Of Trade Policy.

	E.	IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF OR ON CONNECTION WITH SUCH PARTY’S PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

19.	Indemnification Procedure.

	A.	Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right
34

to select one separate counsel (in addition to local counsel, both such separate counsel and such local counsel to be reasonably satisfactory to the indemnifying party’s counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense.

B.	Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

C.	The obligation to indemnify a party’s directors, officers, employees, representatives, partners, affiliates and agents, as appropriate, in accordance with Section 17.B. and 17.C., as applicable, may be enforced exclusively by that party, and nothing herein shall be construed to grant such officers, directors, employees, representatives, partners, affiliates and agents any individual rights, remedies, obligations or liabilities with respect to the parties to this Agreement. The parties to this Agreement may amend or modify this Agreement in any respect without the consent of such officers, directors, employees, representatives, partners, affiliates and agents.

20.	Termination of Agreement.
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A.	This Agreement shall be in effect for an initial period of five (5) years (the “Initial Term”) from the Effective Date and thereafter may be terminated by either party as of the last day of the then current term by the giving to the other party of at least one (1) year’s prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least one (1) year prior to the end of the then current term, this Agreement shall automatically extend for a new term equivalent to the same number of years as the Initial Term unless a different period is contained in any new Fee Schedule as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such successive term or period, as applicable, being a new term of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 12. B.

B.	All of the Funds together and DST, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon any material failure by the other party to perform its covenants, obligations or duties in accordance with this Agreement, including the failure of the warranties of any party to remain true and correct in all material respects, and which failure continues for ninety (90) days after receipt of written notice from the party not in breach, which notice shall specify in reasonable detail the existence of such material breach. For any event under this Section 20.B for which all of the Funds or DST may terminate this Agreement, such termination and deconversion shall be effective as of close of business on the first Friday after the expiration of the 90-day period (the “Termination for Cause Effective Date”) and upon notice by the Party not in breach to the other Party, provided, however, that, notwithstanding anything herein to the contrary, the effective date of any termination under this Section 20.B shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. Should a Termination for Cause Effective Date accrue on a date between December 15 of one year and March 30 of the immediately following year, the termination of this Agreement and deconversion of the data and Records of the Funds shall be deferred until, and shall occur as of, close of business on the first Friday on or after March 31 of such immediately following year.
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C.	In addition to any right to terminate this Agreement under the provisions of this Section 20, either Party shall have the further right to terminate this Agreement, subject to the provisions of the last sentence of Section 20.B above, upon delivery of written notice to the other Party, upon the occurrence of any of the following:

(1)	the other party (including, with respect to the Funds, the Investment Manager) ceases to do business in the ordinary course, becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it (whether voluntary or involuntary), makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations;

(2)	DST, in the case of the Funds, or the Investment Manager of the Funds, in the case of DST, experiences any transfer of ownership of a controlling interest in such party by or to any person, other than a person who was an affiliate of that party immediately before any such transfer. For purposes of this subsection, a controlling interest shall be deemed to be more than fifty percent of the equity interest in a person; or

(3)	the other party (including, with respect to the Funds, the Investment Manager) is the subject of any administrative or court order issued based on a final adjudication of matters with regard to a material violation of the 1933 Act, the 1934 Act, the 1940 Act or other applicable law relating to its business.

D.	Upon any liquidation or other dissolution of any Fund, series of a Fund, or upon any Fund ceasing to be a registered investment company under the 1940 Act, this Agreement shall, in the sole discretion of DST, immediately expire with respect to each such Fund or series of a Fund, upon delivery of written notice to the Fund or Funds. Upon any liquidation or other dissolution of the Investment Manager, or upon the Investment Manager ceasing to be a registered investment adviser under the Investment Advisers Act of 1940, this Agreement shall, in the sole discretion of DST, immediately expire with respect to the Funds upon delivery of written notice to the Funds.
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E.	Contemporaneously with the expiration, or any termination of this Agreement as to any or all Funds:

	(1)	DST shall reasonably promptly following DST’s receipt of instructions and receipt of payment of all outstanding amounts not being disputed in good faith by the Funds due to DST from the Funds under this Agreement, transfer all data and Records to the successor transfer agent(s) designated by the Funds or otherwise as directed by the Funds and, if the Funds so elect, DST shall not retain a copy of any data and Records in its possession (except as required by Applicable Law or where the Funds’ data is or Records are electronically stored on shared media); and

	(2)	Subject to Section 20.E.(4), DST shall provide (subject to the recompense of DST for such assistance at DST’s standard rates and fees then in effect) all reasonably necessary and prudent assistance to the Funds and the successor transfer agent(s) designated by the Funds to ensure an orderly deconversion and transition of Services from DST to the successor transfer agent(s).

	(3)	In the event that, prior to any such termination or expiration and the transfer of the Funds’ data and Records from TA2000, there are any disputed outstanding amounts in connection with or arising out of the deconversion (all Fees for the usual provision of Services to be paid contemporaneously with or before the deconversion) due to DST from the Funds under this Agreement, the Funds shall promptly deposit an amount equal to two (2) months average Fees under this Agreement into an escrow account with an escrow agent pursuant to the terms and conditions of the escrow agreement attached hereto as Exhibit 9, pending resolution of such disputed amounts pursuant to binding arbitration as set forth in Section 23 of this Agreement, it being understood that such escrowed funds are (i) intended solely to insure full and complete payment by the Funds to DST for (A) deconversion and transition assistance as required by this Section 20.E; and (B) out-of-pocket or reimbursable expenses that are incurred by DST on behalf of the Funds but, as to which, reasonable evidence thereof is not yet available to be produced as of the last invoice rendered before the deconversion occurs, and (ii) not intended to apply to amounts due for DST’s
38

performance of Services not directly related to the provision of deconversion assistance under this Agreement. Accordingly, Fees and Expenses for which adequate documentation is available prior to the deconversion for the last month shall be paid separately from and without regard to the escrowed funds contemporaneously with DST’s delivery of the deconversion tapes. In order to assure payment in full Section 16 of this Agreement (as modified only with respect to the payment of the last month’s Fees and Expenses) shall survive the termination of this Agreement until all sums due from the Funds under this Agreement are paid in full. The only claims that may be asserted to withhold payment of the escrowed funds are claims arising from DST’s rendering or failure to render deconversion and transition assistance as required under the terms of this Agreement. Claims for service breaches unrelated to the provision by DST of required deconversion and transition assistance must be asserted in accordance with the terms set forth in Sections 17 and 22 of this Agreement, which sections shall survive the termination of this Agreement until the statute of limitations upon the assertion of claims arising under this Agreement has expired.

(4)	For purposes of this Section 20.E., including without limitation Section 20.E.(2), the terms “assistance” or “deconversion and transition assistance” shall not include (i) assisting the successor transfer agent to modify, alter, enhance, or improve the system of the successor transfer agent, (ii) making modifications or changes to DST’s then current system or (iii) requiring DST to disclose any Confidential Information of DST (other than with respect to the format in which any Record is maintained on any DST System solely to the extent necessary to effect the deconversion and transition of Services from DST to the successor transfer agent as provided for under this Section 20.E and, even then, subject to such successor executing a confidentiality and non-disclosure agreement substantially in the form of Exhibit 10).

(5)	Notwithstanding the foregoing, in the event the Funds terminate this Agreement due to the breach of DST as provided in Section 20.B, DST hereby waives, and the Funds shall not be liable for, any Expenses or other amounts
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which DST may otherwise charge or assess in connection with the deconversion and transfer of the operations of the Funds to any successor transfer agent(s).

21.	Confidentiality.

	A.	For the purposes of this Agreement, “Confidential Information” shall mean and include any and all proprietary and confidential information obtained, provided, produced or disclosed by or on behalf of the one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in written, electronic, oral or other form, whether tangible or intangible including, without limitation, the terms of this Agreement.

(1)	In the case of the Funds as the Disclosing Party, Confidential Information includes, without limitation, all data, including, without limitation, nonpublic personally identifiable information (“Personal Information”), and Records, and any and all nonpublic information related to the operations, activities, resources or trade secrets of the Funds, the Investment Manager or the Distributor or their business affairs provided by such persons to DST, but not including the format in which any record or data is maintained on any TA2000 or such other DST system.

(2)	In the case of DST as the Disclosing Party, Confidential Information includes, without limitation, all of DST’s financial statements and other financial records provided to the Funds by DST, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data (other than data, Records or Confidential Information of the Funds) relating to DST’s operations, DST facilities and the resources of DST and other programs provided by DST to the Funds (including, without limitation, all intellectual property belonging to DST and DST’s operating procedures including, but not limited to, the following, in or on whatever form or media: the nonpublic portions of the Safeguard Procedures (those derived or developed by DST) and the discoveries, ideas, concepts, software in various stages of development, processes, procedures, “know-how,” organizational structure, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, financial information and designs, drawings, specifications, techniques, models, data, source code, object
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code, documentation, diagrams, flow charts, algorithms, research, development employed in or used in connection with data processing software and systems).

B.	“Confidential Information” shall not include any information that the Receiving Party is able to demonstrate is: (a) publicly available or later becomes publicly available other than through a breach of this Agreement; (b) known to the Receiving Party or its employees, agents or representatives prior to disclosure by the other party; (c) subsequently lawfully obtained by the Receiving Party or its employees, agents or representatives from a third party that is not under any obligations of confidentiality; (d) independently developed by the Receiving Party or its employees, agents or representatives, without use of the Confidential Information of the Disclosing Party as evidenced by contemporaneous documentation in the Receiving Party’s possession; or (e) legally required to be disclosed by the Receiving Party. As to any disclosures that are legally required, the Receiving Party shall provide the Disclosing Party, its third party contractors and any other affected parties with reasonable notice prior to such disclosure, to the extent permissible under the order requiring disclosure, and cooperate with the Receiving Party to establish suitable arrangements to minimize the extent and scope of any required disclosure. In the event a party seeks to assert one or more of the foregoing exceptions (a)-(e), such party shall bear the burden of proof of the applicability thereof.

C.	During the Term and indefinitely thereafter, the Receiving Party shall undertake all necessary and appropriate steps to ensure that the confidentiality of the Disclosing Party’s Confidential Information is maintained and that such Confidential Information is protected from unauthorized disclosure, including the continued use of appropriate Safeguard Procedures to protect such Confidential Information. The Receiving Party shall not disclose any Confidential Information of the Disclosing Party except as permitted under this Agreement, and the Receiving Party shall exercise at least the same degree of care, but no less than a reasonable degree of care, with respect to maintaining the confidentiality of the Disclosing Party’s Confidential Information that it exercises to maintain the confidentiality of its own confidential and proprietary information of like importance. The Receiving Party shall use the Disclosing Party’s Confidential Information only and exclusively in connection with its performance under
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this Agreement or as legally required and shall not otherwise use any such Confidential Information.

	D.	The parties acknowledge that any unauthorized use or disclosure of Confidential Information by the Receiving Party may cause the Disclosing Party irreparable damage that cannot be remedied in monetary damages in an action at law. Notwithstanding Section 22 (Dispute Resolution), in the event of any such unauthorized use or disclosure, the Disclosing Party shall be entitled, without the requirement to post bond, to an immediate injunction, in addition to any other legal or equitable remedies.

22.	License.

	A.	During the Term, the Funds grant to DST a non-exclusive, non-sublicensable, non-transferable, non-assignable, revocable, royalty-free license to reproduce, display, distribute, perform and publicly and digitally use the content developed by the Fund and the Fund Marks, as set forth and defined on Schedule H attached hereto, which have been provided by the Funds (collectively, the “Fund Content”) to be used exclusively in providing the Services. Subject to the license granted in this Section 22, the Funds retain all rights, title and interest in the Fund Content and the Fund Marks. Except as expressly set forth in this Section 22, DST shall obtain the prior written approval of the Funds for any other uses of the Fund Content (or any part thereof) or any Fund Mark, or for any modification of any aspect of the Fund Content or the Fund Marks, including in each case, without limitation, any and all Intellectual Property contained therein.

	B.	As between the Funds and DST, (i) the Funds own all right, title and interest to all data (not including the format of the record in which such data is stored, which format belongs to DST), all Personal Information, all records pertaining to, or containing information about, shareholders, the Fund Marks and the Funds Content, and (ii) DST owns all right, title and interest to, or has the right to use, all of the DST facilities used to perform the Services, including, without limitation, all source and object code (including any code used for web sites that are utilized in performing the Services other than any code relating to the Fund Marks or Fund Content), intellectual property and records pertaining to DST’s operations and operational results but not containing information about or pertaining to the Funds or shareholders. The Funds hereby grant DST a limited, non-exclusive, royalty-free, right and license to:
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	(1)	Use the Funds’ Records and data, but solely on DST Facilities, as necessary or appropriate to perform the Services under this Agreement or as required by Applicable Law or government or self-regulatory authorities; and

	(2)	Use aggregated data solely for the purpose of producing reports on the use of the Services (and similar services performed for other clients of DST) and use usage data solely for the purpose of producing reports on the use and operation of the web-based Services, for, in each case, disclosure to DST, the Funds, regulators, publications and other clients; provided, however, that (i) any such reports are made available on a confidential basis and no further disclosure, publication or distribution of the reports, in whole or in part, shall be permitted, (ii) no such reports shall identify the Funds or any person, or otherwise contain or disclose any Personal Information, other than reports provided exclusively to the Funds for administrative purposes under this Agreement, and (iii) DST shall deliver to the Funds a copy of any such report at no additional cost.

C.	Except as provided in this Section 22, DST shall make no other uses of any of the data or Records of the Funds without the express prior written consent of the applicable Fund(s).

23.	Dispute Resolution.

	A.	The parties shall negotiate in good faith to resolve any dispute, controversy or claim (a “Dispute”) between the parties expeditiously and to the mutual benefit of the continuity of relationship. In the event any such Dispute continues unresolved for fifteen (15) days after a senior executive from each party have met with each other (either in person or telephonically) in an attempt to resolve such Dispute, the parties shall thereafter immediately submit the Dispute to mediation in accordance with the then-current Commercial Mediation Rules of the Center for Public Resources (“CPR”) Mediation Procedure and shall bear equally the costs of the mediation. The parties will act in good faith to jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the CPR within fifteen (15) days of the submission of the Dispute to Mediation. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days commencing
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with the selection of the mediator and any extension of such period as mutually agreed to by the parties. If the Dispute is not resolved within thirty (30) days after the beginning of the mediation and any extension of such periods as mutually agreed to by the parties, any party to the Dispute may submit the Dispute to, to be finally determined by, binding arbitration in accordance with the following provisions of this Section 23, regardless of the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court or arbitration panel.

B.	Any such arbitration shall be conducted by the CPR in accordance with the then-current CPR Rules for Non-Administered Arbitration (the “CPR Rules”), except to the extent that the CPR Rules conflict with the provisions of this Section 23, in which event the provisions of this Section 23 shall control.

C.	The arbitration panel (the “Panel”) shall consist of three neutral arbitrators (“Arbitrators”), each of whom shall be an attorney having five or more years experience in the primary area of law as to which the Dispute relates, and shall be appointed in accordance with the CPR Rules (the “Basic Qualifications”). No more than one Arbitrator shall be from the New York metropolitan area and no more than one Arbitrator shall be from the Kansas City metropolitan area.

D.	Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 23, a substitute Arbitrator possessing the Basic Qualifications shall be appointed by the CPR. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Section 23 and the CPR Rules.

E.	The arbitration shall be conducted in the location most convenient to the majority of witnesses as to issues in dispute regarding the breach(es) of obligations; provided that the Panel may from time to time convene, carry on hearings, inspect property or documents and take evidence at any location which the Panel deems appropriate.

F.	The Panel may in its discretion order a pre-exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position and shall schedule promptly all discovery and other procedural
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steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

G.	At any oral hearing of evidence in connection with any arbitration conducted pursuant to this Section 23, each party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing and except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

H.	Within fifteen (15) days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award. The Panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, and shall award interest on any monetary award from the date that the loss or expense was incurred by the successful party; provided, however, that the Panel shall have no power to award damages expressly excluded by this Agreement and all parties to this Agreement waive any rights or claims to such damages against all other parties hereto. In addition, the Panel shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their performance of this Agreement and such other documents.

I.	Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, or as otherwise required by law, no party nor any arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other parties. To the extent that the relief or remedy granted in an award rendered by the Panel is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding on the parties in connection with their obligations under this
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Agreement and in any subsequent arbitration or judicial proceedings among any of the parties.

J.	The parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Panel.

K.	Notwithstanding the choice of law provision set forth in Section 24.B, The Federal Arbitration Act, 9 U.S.C. §§1 to 14, except as modified hereby, shall govern the enforcement of this Section 23.

L.	Notwithstanding the Dispute resolution procedures contained in this Section 23, any party may apply to any court having jurisdiction (i) to enforce this Agreement to arbitrate, (ii) to seek injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (iii) to avoid the expiration of any applicable limitation period, (iv) to preserve a superior position with respect to other creditors, or (v) to challenge or vacate any final judgment, award or decision of the Panel.

M.	If any action, suit, or proceeding is commenced to establish, maintain, or enforce any right or remedy under this Agreement, the party not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorneys’ fees and litigation expenses incurred therein by the prevailing party.

N.	Unless otherwise agreed to by the parties, during the performance of the Services and for a period of one (1) year after the expiration or termination of this Agreement, neither DST nor the Funds, including any affiliated parties of any of the foregoing, shall hire or attempt to hire any individual person who (a) has been directly involved in the development or performance of the Services, and (b) is then, or who had been at any time during the year prior to the hiring or attempted hiring, an employee of the other party; provided, however, that the preceding restrictions shall not be binding with respect to (y) any such person who initiates discussions regarding their employment or (z) any general public advertising conducted by either party regarding employment opportunities excluding an advertisement in the local media in the area in which the principal office of the other party is located.
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O.	THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING OF ANY NATURE ARISING UNDER THE AGREEMENT, OR RELATED TO THIS AGREEMENT IN ANY WAY, OR ANY AMENDMENT OR SUPPLEMENT HERETO. EACH PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

P.	The parties agree that this Section 23 applies solely and exclusively to arbitrations solely between DST and the Funds, and DST does not, in or under any provision of this Agreement, consent, and shall not be deemed to have consented, to participate in or be a party to any arbitration before a panel of a self-regulatory organization, as defined in the 1934 Act, or to any other arbitration in which a Shareholder or any other Person other than the Funds is a party without the written consent of the DST.

24.	Miscellaneous.

	A.	This Agreement, together with the attached Schedules and Exhibits, which are attached hereto and incorporated herein as if fully set forth in this Agreement, constitute the entire agreement between the parties hereto and supersedes the Prior Agreement and any other prior agreements, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written.

	B.	This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, excluding that body of law applicable to choice of law.

	C.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

	D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

	E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
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F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.	Each of the parties agrees that it shall, at any time prior to, at or after the Effective Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such documentation as may be reasonably necessary to fully effectuate the purposes of the terms and conditions of this Agreement.

H.	If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

I.	This Agreement may not be assigned by the Funds or DST without the prior written consent of the other.

J.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Funds and DST. It is understood and agreed that all Services performed hereunder by DST shall be as an independent contractor and not as an employee of the Funds. This Agreement is between DST and each of the Funds and neither this Agreement nor the performance of Services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

K.	Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder except that, upon the Effective Date of this Agreement, the Prior Agreement shall terminate and be of no further force and effect save as to those provisions that survive the termination thereof according to the terms of the Prior Agreement.

L.	The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed
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as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

M.	All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to the Funds:

Lord Abbett Family of Funds

c/o Lord, Abbett & Co. LLC

90 Hudson Street

Jersey City, New Jersey 07302

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Attn: Chief Operations Officer

Facsimile No.: 201-827-3154

Electronic Mail: jbinstock@lordabbett.com

With a copy of non-operational notices to:

Lord Abbett Family of Funds

c/o Lord, Abbett & Co. LLC

90 Hudson Street

Jersey City, New Jersey 07302

Attn: General Counsel

Facsimile No.: 201-827-3269

Electronic Mail: lkaplan@lordabbett.com

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.	DST and the Funds (including the Funds’ Investment Manager and Principal Underwriter) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other.

[SIGNATURES FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTEMS, INC.		ON BEHALF OF EACH OF THE LORD ABBETT FUNDS LISTED ON SCHEDULE A

By:	/s/ Thomas J. Schmidt	By:	/s/ Daria L. Foster

Name:	Thomas J. Schmidt	Name:	Daria L. Foster

Title:	Vice President	Title:	President
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SCHEDULE A (amended as of April 14, 2014)2

List of Funds

This Schedule A, as may be amended from time to time, is incorporated into that certain Agency Agreement dated April 30, 2010 (as amended March 15, 2011) by and between DST Systems, Inc. and the Lord Abbett Family of Funds, as amended. Capitalized terms used herein but not defined in this Schedule A have the meanings given to such terms in the Agreement.

The following table is the list of the Funds within the Lord Abbett Family of Funds. Registrants are listed in bold font and each Registrant’s Series, if any, are listed in italics immediately below the Registrant.

Lord Abbett Affiliated Fund, Inc.

Lord Abbett Bond-Debenture Fund, Inc.

Lord Abbett Developing Growth Fund, Inc.

Lord Abbett Equity Trust

Lord Abbett Calibrated Large Cap Value

Lord Abbett Calibrated Mid Cap Value Fund

Lord Abbett Global Fund, Inc.

Lord Abbett Emerging Markets Corporate Debt Fund

Lord Abbett Emerging Markets Currency Fund

Lord Abbett Emerging Markets Local Bond Fund

Lord Abbett Multi-Asset Global Opportunity Fund

Lord Abbett Investment Trust

Lord Abbett Convertible Fund

Lord Abbett Core Fixed Income Fund

2         As amended to reflect that effective April 14, 2014, the addition of Short Duration Income Portfolio as a series of Lord Abbett Series Fund, Inc.

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Lord Abbett Diversified Equity Strategy Fund

Lord Abbett Floating Rate Fund

Lord Abbett High Yield Fund

Lord Abbett Income Fund

Lord Abbett Inflation Focused Fund

Lord Abbett Multi-Asset Balanced Opportunity Fund

Lord Abbett Multi-Asset Growth Fund

Lord Abbett Multi-Asset Income Fund

Lord Abbett Short Duration Income Fund

Lord Abbett Total Return Fund

Lord Abbett Mid Cap Stock Fund, Inc.

Lord Abbett Municipal Income Fund, Inc.

Lord Abbett AMT Free Municipal Bond Fund

Lord Abbett California Tax-Free Income Fund

Lord Abbett High Yield Municipal Bond Fund

Lord Abbett Intermediate Tax Free Fund

Lord Abbett National Tax-Free Income Fund

Lord Abbett New Jersey Tax-Free Income Fund

Lord Abbett New York Tax-Free Income Fund

Lord Abbett Short Duration Tax Free Fund

Lord Abbett Research Fund, Inc.

Lord Abbett Calibrated Dividend Growth Fund

Lord Abbett Growth Opportunities Fund

Small-Cap Value Series
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Lord Abbett Securities Trust

Lord Abbett Alpha Strategy Fund

Lord Abbett Fundamental Equity Fund

Lord Abbett Growth Leaders Fund

Lord Abbett International Core Equity Fund

Lord Abbett International Dividend Income Fund

Lord Abbett International Opportunities Fund

Lord Abbett Micro-Cap Growth Fund

Lord Abbett Micro-Cap Value Fund

Lord Abbett Value Opportunities Fund

Lord Abbett Series Fund, Inc.

Bond-Debenture Portfolio

Calibrated Dividend Growth Portfolio

Classic Stock Portfolio

Developing Growth Portfolio

Fundamental Equity Portfolio

Growth and Income Portfolio

Growth Opportunities Portfolio

International Core Equity Portfolio

International Opportunities Portfolio

Mid Cap Stock Portfolio

Short Duration Income Portfolio

Total Return Portfolio

Value Opportunities Portfolio
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Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc.
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